Exhibit 99.1

Virtusa Appoints New Member to Board of Directors

Westborough, MA — (February 24, 2017) Virtusa Corporation (NASDAQ GS: VRTU), a global business consulting and IT outsourcing company that combines innovation, technology leadership and industry solutions to enhance business performance, accelerate time-to-market, increase productivity and improve customer experience, today announced that Joseph G. Doody has joined its Board of Directors as an independent director, effective February 22, 2017.

Kris Canekeratne, Chairman and Chief Executive Officer of Virtusa, stated, “On behalf of the Virtusa Board of Directors, I am very pleased to welcome Joe Doody to our Board. Joe brings a wealth of operational and management experience to Virtusa. We believe his strong track record of driving growth at a large multinational corporation will be a great asset to Virtusa as we execute on our growth strategy.”

Joseph Doody has over 40 years of professional experience most recently serving as Vice Chairman of Staples, Inc. where he leads Staples’ strategic reinvention and has responsibility for strategic planning, business development, and the company’s operations in Australia, New Zealand and high-growth markets.  Previously, Mr. Doody was President of North American Commercial for Staples, President of Staples Contract & Commercial, and President of North American Delivery. Before joining Staples in 1998, Mr. Doody served as President of Danka Office Imaging in North America and held various managerial positions with Eastman Kodak Company. Mr. Doody currently serves on the Board of Directors of Casella Waste Systems, Inc. (NASDAQ:CWST), an integrated regional solid waste services company and Paychex, Inc. (NASDAQ:PAYX), a leading provider of solutions for payroll, HR, retirement, and insurance services and is the Chairman at Staples China.  Mr. Doody holds a B.S. in Economics from State University of New York at Brockport and an M.B.A. from the Simon School of Business, University of Rochester.

About Virtusa

Virtusa provides end-to-end information technology (IT) services to Global 2000 companies. These services, which include IT consulting, application maintenance, development, systems integration and managed services, leverage a unique Platforming methodology that transforms clients’ businesses through IT rationalization. Virtusa helps customers accelerate business outcomes by consolidating, rationalizing, and modernizing their core customer-facing processes into one or more core systems.

Virtusa delivers cost-effective solutions through a global delivery model, applying advanced methods such as Agile and Accelerated Solution Design to ensure that its solutions meet the clients’ requirements. As a result, its clients simultaneously reduce their IT operations cost while increasing their ability to meet changing business needs.

On March 3, 2016, Virtusa, through its India subsidiary, acquired an aggregate of approximately 51.7% of the fully diluted outstanding shares of Polaris Consulting & Services, Ltd., from founding shareholders, promoters, and certain other minority stockholders. In April 2016, Virtusa purchased an additional 26% of the fully diluted outstanding shares of Polaris from the company’s public shareholders in a mandatory open offer. In December 2016, to comply with applicable India rules on takeovers, Virtusa sold 3.71% of its shares of Polaris common stock through a public offering, and its ownership interest decreased from 78.6% to 74.9% of Polaris’ basic shares of common stock outstanding. Polaris is a majority owned subsidiary of Virtusa.

Founded in 1996 and headquartered in Massachusetts, Virtusa has operations in North America, Europe, and Asia.

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